UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2009

NEW GENERATION BIOFUELS HOLDINGS, INC.
(Exact Name of Registrant as Specified in Charter)

Florida	1-34022	26-0067474
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Primera Boulevard, Suite 3130
Lake Mary, Florida 32746
(Address of principal executive offices)(Zip Code)
(321) 363-5100
(Registrant’s telephone number, including area code)

N/A
(Former Name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13-e-4(c) under the Exchange Act (17 CFR 240.1 3e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

Second Closing of Private Placement of Common Stock and Warrants

On March 30, 2009, New Generation Biofuels completed a second closing of its previously announced March 2009 private placement of common stock and warrants, raising $1,640,000 in gross proceeds.  The lead investor in this second round was 2020 Energy LLC, which invested $1,600,000 to purchase 2,000,000 shares of common stock at a price of $0.80 per share and five-year warrants, exercisable after six months, to purchase 2,000,000 shares at an exercise price of $0.90 per share.  After giving effect to this private placement, 2020 Energy now owns 7,301,300 shares of our common stock, representing approximately 29.5% of our outstanding shares as of March 30, 2009. The sole member of 2020 Energy has partnered with Ferdinando Petrucci, the inventor of our proprietary biofuel technology, to form PTJ Bioenergy Holdings, the licensor (by assignment from Mr. Petrucci) of our technology. Mr. Petrucci owns approximately 7.3% of our outstanding common stock, as of March 30, 2009.

In the aggregate, the March 2009 private placement raised a total of $3,166,000 in gross proceeds.  We issued a total of 3,957,500 shares of common stock at a price of $0.80 per share, issued warrants exercisable for a total of 3,957,500 shares of our common stock at an exercise price of $0.90 per share and exchanged new warrants for a total 97,792 shares of common stock at an exercise price of $1.00 per share for old warrants issued in a 2008 private placement.  The closing bid price of our common stock on the Nasdaq Capital Market on the day of the second closing, March 30, 2009, was $0.68 per share.

Under the terms of the private placement, each investor received, in addition to shares of common stock, a warrant exercisable for a number of shares of our common stock equal to the number of shares purchased by each investor at an exercise price of $0.90 per share.  In addition, we exchanged new warrants at an exercise price of $1.00 per share with investors that participated in our 2008 private placement of Series B Convertible Preferred Stock and warrants and invested a specified amount in this offering. The warrants are exercisable at any time after the six month anniversary but prior to the fifth anniversary of the issue date, either for cash or by means of a “cashless exercise.”

The offering also included certain antidilution provisions. If we issue additional shares of common stock or convertible securities in a financing transaction within the next fifteen (15) months with a purchase price or conversion price less than $0.80 per share, we will issue additional shares of our common stock to investors in the offering, provided that the number of shares issued in the offering and to implement antidilution adjustments does not exceed a cap of 4,039,822 shares.  This cap ensures that the number of shares issued to all investors in the offering and pursuant to the antidilution provisions in the aggregate will not exceed the maximum number of shares that we can issue under Nasdaq rules without shareholder approval, which is slightly less than 20% of our common stock outstanding prior to the offering. Similarly, if we issue additional warrants in a financing transaction within the next fifteen (15) months with an exercise price less than $0.90 per share, we will reduce the exercise price of the warrants issued in the offering to the price of the warrants in the subsequent financing transaction (but the number of shares subject to the warrants will not change).  The antidilution adjustments will not apply to certain excluded issuances of equity securities or warrants, such as securities not issued in capital raising transactions (for example, to customers, suppliers, joint venture partners or our technology licensor) or in connection with equity awards that we grant to employees, consultants and directors under employee benefit plans approved by our board of directors.

We agreed to take steps to allow investors to sell their shares under Rule 144 but did not enter into any registration rights agreements in connection with the offering.

The offering was exempt from registration under the Securities Act in accordance with Section 4(2) under the Securities Act and Rule 506 as an offering made solely to “accredited investors” as defined under the Securities Act.  The sales were made pursuant to subscription agreements between us and each of the investors in the offering. We did not pay any commissions in connection with the second closing.

Copies of forms of certain transaction documents in connection with the March 2009 private placement, including the subscription agreement and forms of $0.90 warrant and $1.00 warrant, were filed as exhibits to the Company’s Current Report on Form 8-K, dated March 4, 2009.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Press Release, dated March 31, 2009, announcing second closing of the March 2009 private placement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: March 31, 2009	/s/ Cary J. Claiborne
Name: Cary J. Claiborne Title: President, Chief Executive Officer and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press Release, dated March 31, 2009, announcing the second closing of the March 2009 private placement